Exhibit 10.64

INDEMNITY AGREEMENT

     THIS INDEMNITY AGREEMENT (this “Agreement”) is executed on the 14th day of October, 2004, by AFC ENTERPRISES, INC., a Minnesota corporation, (“Indemnitor”), to and in favor of SUPPLY MANAGEMENT SERVICES, INC., a Georgia non-profit corporation (“Indemnitee”).

     A.       Indemnitee is a purchasing cooperative that serves Indemnitor and franchisees of Indemnitor in connection with the operation of their restaurants (hereinafter collectively referred to as the “Restaurant Operators”).

     B.       Indemnitee is or will become a party to certain Poultry Supply Contracts (the “Contracts”) which commit Indemnitee to purchase a minimum volume of poultry over a five (5) year period. Entering into such Contracts will help provide for the poultry needs of the Restaurant Operators over the next five years, and such Contracts are acknowledged to be for the benefit of the Restaurant Operators. The form of the proposed Contracts has been reviewed and approved by Indemnitor.

     C.       To induce Indemnitee to enter into the Contracts and to commit to specified minimum volumes of poultry from each of the suppliers identified in the Contracts, Indemnitor has agreed to enter into this Agreement for the benefit and protection of Indemnitee.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Indemnitor and Indemnitee hereby agree as follows:

     Section 1.       Indemnity. Indemnitor hereby agrees to indemnify, save, defend (at Indemnitor’s sole cost and expense) and hold harmless Indemnitee and the officers, directors, agents, members and employees of Indemnitee, and the heirs, successors and assigns of each of the foregoing (all of such persons or entities being collectively referred to herein as “Indemnified Persons” and each such reference shall refer jointly and severally to each such person), from and against the full amount of any and all “Losses” incurred by any Indemnified Person by reason of the Restaurant Operators’ failure to purchase, or place orders to purchase, poultry from or through Indemnitee pursuant to the Contacts at times and in quantities sufficient to enable Indemnitee to satisfy the minimum poultry volume requirements as set forth under the Contracts. As used herein, “Losses” shall mean any and all liabilities; obligations, losses, damages, penalties, claims, actions, suits, judgments, costs, expenses and disbursements (including, but not limited to, all reasonable attorneys’ fees and all other reasonable professional or consultants’ expenses incurred in investigating, preparing for, serving as a witness in or defending against any action or proceeding actually commenced against any Indemnified Person), whether or not caused by the negligence of any of the Indemnified Persons (however, Losses shall not include any liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, costs, expenses and disbursements which are caused by an Indemnified Person’s gross negligence or willful misconduct or by a material breach by Indemnitee under the Contracts, or any of them, other than a breach relating to failure to purchase the minimum poultry requirements contained thereunder).

     Section 2.       Obligations of Indemnitee. As a condition of Indemnitor’s obligations hereunder, Indemnitee and Indemnitor agree as follows:

     (a)       Any Contract entered into by Indemnitee with a supplier of poultry which contains a minimum volume requirement shall be approved as to the volume requirement only by Indemnitor prior to execution by Indemnitee, such approval not to be unreasonably withheld, delayed or conditioned.

     (b)       Any adjustments made by Indemnitee to the minimum volume requirement under any Contract shall be approved, in advance, by Indemnitor, such approval not to be unreasonably withheld, delayed or conditioned.

     (c)       Indemnitee shall use its commercially reasonable efforts to mitigate the liability of Indemnitor hereunder.

     Section 3.       Payments. Payments under this Agreement with respect to all Losses shall be due and payable as Losses are incurred. Within a reasonable time after any Losses are incurred, the Indemnified Person shall give notice to Indemnitor together with all reasonable documentation supporting the claim for indemnity; provided, however, that failure by an Indemnified Person to give such notice shall not relieve Indemnitor from any liability, duty or obligation hereunder in the absence of material prejudice to Indemnitor, but Indemnitor shall not be obligated to pay for such Losses until Indemnitor receives notice as required above. Indemnitor will pay interest on any amount not paid within thirty (30) days after Indemnitor is given notice and supporting documentation of any Losses at the highest rate permitted under applicable laws, but in no event to exceed the maximum interest rate allowed by law.

     Section 4.       Third Party Claims. If an indemnification claim hereunder arises from the assertion of any claim, or the commencement of any suit, action or proceeding brought by a person other than Indemnitor or an Indemnified Person (a “Third Party Claim”) any such notice to the Indemnitor shall be accompanied by a copy of any papers theretofore served on the Indemnitor in connection with such Third Party Claim. Upon receipt of notice of a Third Party Claim from an Indemnified Person, the Indemnitor may assume the defense and control of such Third Party Claim (provided the Indemnitor assumes liability therefor and can demonstrate sufficient financial resources to satisfy such claim) but shall allow the Indemnified Person a reasonable opportunity to participate in the defense thereof with its own counsel and at its own expense. The Indemnitor shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Person; shall take all steps necessary in the defense or settlement thereof; and shall at all times diligently and promptly pursue the resolution thereof. In conducting the defense thereof, the Indemnitor Party shall at all times act as if all damages relating to such Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize damages therefrom. The Indemnified Person shall, and shall cause each of its affiliates, directors, officers, employees, and agents to, cooperate reasonably with the Indemnitor in the defense of any Third Party Claim defended by the Indemnitor.

     Section 5.       Invalidity. If any provisions of this Agreement shall be held invalid, illegal or unenforceable, such provisions shall be severable from the rest of this Agreement and the validity, legality, or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 6.       Attorneys’ Fees. In any action to enforce or interpret this Agreement, the prevailing party shall be entitled to receive from the losing party its reasonable attorneys’ fees and costs incurred in connection therewith.

     Section 7.       Term of Agreement. The term of this Agreement shall expire upon the expiration of the last Contract; provided, however, that any claims arising prior to the expiration of the term of this Agreement shall survive such termination.

     Section 8.       Notice. All notices, requests and other communications to either party hereunder shall be deemed to have been duly given and received if delivered as follows:

If to Indemnitor:	AFC Enterprises, Inc. Six Concourse Parkway Suite 1700 Atlanta, GA 30328 Attn: General Counsel

If to Indemnitee:	Supply Management Services, Inc.

Attn:

Each such notice, request or other communication shall be effective (a) if given by mail, three (3) days after such notice is deposited in the United States Mail with first class postage prepaid, addressed as aforesaid, provided that such mailing is by registered or certified mail, return receipt requested, (b) if given by overnight delivery, when delivered by a nationally recognized overnight delivery service such as Federal Express or Airborne, or (c) if given by any other means, when delivered at the address specified in this Section 8 by a means evidencing receipt by the addressee. The addresses set forth above may be changed as to any party by such party delivering written notice to the other parties in accordance with this Section 8 at least thirty (30) days prior to such change of address.

     Section 9.       Cautions, Gender, and Number. Any section or paragraph, title or caption contained in this Agreement is for convenience only and shall not be deemed a part of this Agreement. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so allows.

     Section 10.       Indemnified Persons’ Rights. The parties hereto expressly acknowledge that this Agreement is made expressly for the benefit of the Indemnified Persons.

     Section 11.       Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties named herein and their respective successors and assigns. Indemnitor’s obligations hereunder shall survive and continue to be of full force and effect notwithstanding any sale or other transfer of any line of business (a “Brand”) currently operated by it or assignment of its rights or obligations under its franchise agreements with any of its franchisees. Provided, that, Indemnitee agrees to consent to an assignment of the obligations of Indemnitor hereunder to any person or entity acquiring a Brand from Indemnitor if such acquirer (i) agrees in writing to be bound by the terms and conditions of this Agreement and (ii) can reasonably demonstrate that it has the financial ability to satisfy’ the indemnity obligations being assumed.

     Section 12.       Failure or Indulgence Not Waiver. No failure or delay on the part of an Indemnified Person in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power, right or privilege preclude any other or further exercise of any such power, right or privilege. All powers, rights and privileges hereunder are cumulative to, and not exclusive of, any powers, rights or privileges otherwise available.

     Section 13.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia; provided, however, that if any applicable conflict or choice of law rules would choose the law of another state, Indemnitor hereby waives such rules and agrees that Georgia substantive, procedural and constitutional law shall nonetheless govern.

     Section 14.       Effect of this Agreement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Indemnitor under the Bankruptcy Code, as the same may be amended, for liquidation or reorganization, or should Indemnitor become insolvent or make an assignment for the benefit of creditors, or should a receiver or trustee be appointed for the benefit of creditors, or should a receiver or trustee be appointed for all or any significant part of Indemnitor’s assets.

     IN WITNESS WHEREOF, Indemnitor has executed this Agreement as of the date and year first written above.

“Indemnitor” AFC ENTERPRISES, INC., a Minnesota corporation
By:	/s/ Fred Beilstein

Print: Fred Beilstein Its: Chief Financial Officer

“Indemnitee” SUPPLY MANAGEMENT SERVICES, INC., a Georgia corporation
By:	/s/ Jerome Friedlouder

Print: Jerome Friedlouder Its: Chairman of the Board

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